Exhibit 1

NXP Announces Pricing of Senior Unsecured Notes Offering

NOT FOR DISTRIBUTION IN ITALY

Eindhoven, the Netherlands, June 2, 2015. NXP Semiconductors N.V. (NASDAQ: NXPI) (together with its subsidiaries, “NXP”) announced today the pricing of the previously announced offering by its subsidiaries NXP B.V. and NXP Funding LLC of USD 600 million aggregate principal amount of senior unsecured notes due 2020 (the “2020 Notes”) and USD 400 million aggregate principal amount of senior unsecured notes due 2022 (the “2022 Notes”, together with the 2020 Notes, the “Notes”) pursuant to Rule 144A and Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior basis by certain of NXP’s wholly-owned subsidiaries located in the Netherlands and the United States (the “Notes Guarantees”) and will be structurally subordinated to the liabilities, including trade payables, of NXP’s subsidiaries that have not guaranteed the Notes. In addition, the Notes will be effectively subordinated to all secured debt of the issuers and the guarantors, to the extent of the value of the assets securing such debt. The issuance of the Notes is expected to close on or around June 9, 2015.

The 2020 Notes will bear interest at 4.125% per annum and will mature on June 15, 2020. The 2022 Notes will bear interest at 4.625% per annum and will mature on June 15, 2022. Interest on the Notes will be payable semi-annually on December 15 and June 15 of each year, beginning on December 15, 2015.

NXP intends to use the net proceeds from the offering of the Notes, together with cash on hand and/or other available financing resources, (i) to finance the cash portion of the merger consideration payable pursuant to the terms of the merger agreement entered into between NXP and Freescale Semiconductor, Ltd. (“Freescale”) on March 1, 2015, under which, subject to the terms and conditions thereof, NXP will merge with Freescale (the “Merger”), (ii) to refinance certain of Freescale’s indebtedness that becomes due as a result of the Merger, (iii) to effect the repayment of any amounts drawn under Freescale’s outstanding revolving credit facility and, if NXP so elects, the outstanding revolving credit facility of NXP, and (iv) to pay certain transaction costs. Alternatively, if the Merger does not close, NXP intends to use the net proceeds from the offering of the Notes to redeem certain of NXP’s existing indebtedness and for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The Notes, as guaranteed by the Note Guarantees have not been registered under the Securities Act, or under any U.S. state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This announcement is for informational purposes only. No money, securities or other consideration is being solicited, and, if sent in response to the information contained herein, will not be accepted. Neither this document nor the information contained herein constitutes an offer to sell or the solicitation of an offer to buy any securities. No offer or sale of the Notes, as guaranteed by the Note Guarantees, shall be made in any jurisdiction where such an offer or sale would be unlawful. Any securities referred to herein have not been and will not be registered under the Securities Act, and may not be offered or sold without registration thereunder or pursuant to an available exemption therefrom.

This press release is not for distribution to any Italian person or any address in the Republic of Italy. In the Netherlands, an offer is made exclusively to legal entities which are qualified investors as defined in the Prospectus Directive 2003/71/EC, as amended from time to time (the “Prospectus Directive”). No prospectus is required in accordance with the Prospectus Directive and Regulation (EC) No. 809/2004.

Forward-Looking Statements

This document includes forward-looking statements which include statements regarding, among other things, the proposed offering of the Notes, the Notes Guarantees, the expected use of proceeds, as well as other statements that are not historical facts. By their nature, forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. Factors that may cause actual results to differ materially include the risk that the offering of the Notes, as guaranteed by the Note Guarantees, cannot be successfully completed and the risk these activities could increase or decrease the price of the Notes and/or the value of NXP’s common stock concurrently with, or shortly after, the pricing of the Notes. Readers are cautioned not to place undue reliance on these forward-looking statements. Except for any ongoing obligation to disclose material information as required by the United States federal securities laws, NXP does not have any intention or obligation to publicly update or revise any forward-looking statements after NXP distributes this document, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in NXP’s SEC filings. Copies of NXP’s SEC filings are available from the SEC website, www.sec.gov.

About NXP Semiconductors

NXP Semiconductors N.V. (NASDAQ: NXPI) creates solutions that enable secure connections for a smarter world. Building on its expertise in High Performance Mixed Signal electronics, NXP is driving innovation in the areas of connected cars, security, portables & wearables, and the Internet of Things. NXP has operations in more than 25 countries.

For further information, please contact:

Investors:

Jeff Palmer

jeff.palmer@nxp.com

+1 408 518 5411

Media:

Joon Knapen

joon.knapen@nxp.com

+49 151 257 43 299

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